UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 9, 2018

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-35737 (Commission File Number)	94-3306718 (IRS Employer Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

Warrant Adjustments

From March 7, 2018 through March 12, 2018, the Company and certain investors agreed to modify the terms of outstanding warrants held by such investors. Pursuant to the agreements, the investors agreed not to exercise their warrants before the earlier of a vote of the shareholders of the Company to increase the authorized capital stock of the Company, or June 1, 2018. The modifications generally provided for a one-year extension to the expiration date of such warrants and/or a decrease in the exercise price of the warrants. In the aggregate, the Company modified warrants exercisable for up to 31,344,947 shares of common stock, with new expiration dates not exceeding one additional year and ranging from April 16, 2019 to August 1, 2023, and new exercise prices ranging between $0.24 and $0.55. Together with the warrant adjustments previously reported in the Company’s Form 8-K filed on March 7, 2018, the Company has adjusted the terms and conditions of exercise of a total of 124,225,668 warrants. To the extent applicable, the securities were issued pursuant to the exemption from the registration requirements afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

Regulation D Offering and Additional Sales of Series B Preferred Stock

Subsequent to the completion of Company’s Regulation D offering of Series B Preferred Stock and Class D-2 Warrants in December 2017, as reported in the Company’s Form 8-K filed on January 4, 2018, the Company has made additional sales of Series B Preferred Stock and Class D-2 Warrants to investors from February 27, 2018 through March 10, 2018. The Company has issued an aggregate of 341,087 shares of Series B Preferred Stock, convertible into 3,410,870 shares of common stock, and Class D-2 Warrants to acquire an aggregate of up to 3,410,870 additional shares of common stock for a subscription price of approximately $784,500, on the same terms as in December 2017.

The Series B Preferred Stock is subject to restrictions, under which it is not currently convertible and will not become convertible into common stock until common stock is available therefor or after 6 months following issuance. When sufficient shares of common stock are available for issuance upon conversion, each share of Series B Preferred Stock will be convertible at the option of the holder, at any time, into 10 shares of common stock, par value $0.001 per share, for a total of 3,410,870 shares of common stock (the equivalent of a conversion price of $0.23 per share of common stock). Shares of the Series B Preferred Stock will only receive dividends if the common stock receives dividends, and such dividends would be in the same amount, on an as-converted basis. In case of a liquidation event, if the Series B Preferred Stock is still outstanding at that time, each holder will, with respect to each Series B Preferred share owned by such holder, be entitled to a liquidation preference of either the amount paid for the Series B Preferred share or the amount that the holder of such Series B Preferred share would have received if it had converted such share to common stock immediately prior to the liquidation event.

The Class D-2 Warrants are not currently exercisable and will become exercisable only when shares of common stock are available for issuance upon exercise.

In connection with these issuances of Series B Preferred Stock and Class D-2 Warrants, the Company entered into voting agreements with certain investors.

The Series B Preferred Stock and Class D-2 Warrants described in this Item 3.02 were offered and sold in reliance upon exemptions from registration pursuant to Rule 506(c) of Regulation D promulgated under Section 4(a)(2) under the Securities Act. Each of the offerings was made to an “accredited investor” (as defined by Rule 501 under the Securities Act).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: March 15, 2018	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman